Exhibit 10.1

450 East Jamie Court

South San Francisco, CA 94080

January 25, 2022

Graham Cooper

RE:	Appointment as Executive Chairman of Applied Molecular Transport Inc.

Dear Graham,

This Letter of Agreement (this “Agreement”) confirms your appointment as Executive Chairman of Applied Molecular Transport Inc. (the “Company”) and your continued service as a member of the Company’s Board of Directors (the “Board”). Your appointment as Executive Chairman of the Company is subject to approval by the Board. This Agreement sets out the duties, terms of appointment and remuneration of the Executive Chairman position. By accepting the appointment, you confirm that you are not subject to any restrictions or non-compete agreements which prevent you from holding office as an executive officer of the Company.

1.	DUTIES

Your duties as Executive Chairman shall include the following:

a.

Time Commitment. We anticipate that you will spend approximately 2 days per week on work as Executive Chairman for the Company. By accepting this appointment, you confirm that you are able to allocate sufficient time to the Company to discharge your responsibilities effectively.

b.

Strategic Initiatives. Working with the Board and the Company’s Chief Executive Officer (“CEO”) to develop and execute the strategy for the Company’s future growth, including identifying and developing opportunities for value-enhancing strategic partnerships.

c.

Meetings. Together with the Lead Independent Director, scheduling Board meetings and setting the agenda for Board meetings. Except with respect to executive sessions of independent directors, presiding over meetings of the Board and assuming principal responsibility for the Board’s operation and functioning.

d.

Leadership. Ensuring that Board functions are effectively carried out and, where functions have been delegated to Board Committees, that the results are reported to the Board. Taking all reasonable steps to ensure that Board decisions are implemented.

e.

Communication with the Lead Independent Director. Engaging with the Lead Independent Director to debrief on decisions reached and suggestions made at meetings or executive sessions of independent directors. Engaging with the Lead Independent Director to facilitate communication between management and the independent directors.

Graham Cooper

January 25, 2022

f.

Relationship with Management. Acting as principal liaison between the directors and the CEO and taking all reasonable steps to ensure that the expectations of the Board towards management are clearly expressed, understood and respected. Working with the CEO to ensure the Company’s operations are effectively conducted and that the Company has strong, productive relationships with shareholders, analysts and other stakeholders. Working with the CEO to ensure management strategies, plans and performance are appropriately represented to the Board. Together with the Chairman of the Board’s Corporate Governance and Nominating Committee, conducting an annual performance evaluation of the CEO with input from the Lead Independent Director.

2.	POSITIONS

Subject to the Board’s approval of the terms of this Agreement, your appointment as Executive Chairman is at-will. Accordingly, you may terminate your position as Executive Chairman with the Company at any time and for any reason whatsoever simply by notifying the Board. Likewise, the Board may terminate your appointment as Executive Chairman at any time and for any reason, with or without cause or advance notice.

You shall continue to serve as a non-independent member of the Board for the remainder of your current term and until your successor shall have been duly elected and qualified.

3.	FEES

a.

Option Grant. Following execution of this Agreement and subject to Board approval, the Company shall grant you stock options to purchase 300,000 shares of common stock of the Company at a price equal to the fair market value on the date of grant (“Options”). The Options shall have a vesting commencement date of February 1, 2022, and shall vest in equal monthly increments over a four-year period, provided you continue to serve as Executive Chairman. The Options shall be granted in accordance with the terms of the Company’s 2020 Equity Incentive Plan and the Company’s standard stock option agreement. If you cease to serve as Executive Chairman for any reason, any unvested Options shall be immediately forfeited.

b.

Expenses. The Company will reimburse you for all reasonable travel and out-of-pocket expenses that you incur in performing the services pursuant to this Agreement, provided that you submit such expenses and receipts for such expenses to the Company in accordance with Company’s standard expense reimbursement policy.

Graham Cooper

January 25, 2022

c.

Director and Other Compensation. As an executive officer of the Company, you acknowledge that you will no longer be entitled to compensation in accordance with the Company’s Outside Director Compensation Policy. You further acknowledge that other than the Options and the reimbursement of reasonable expenses, you will not be entitled to any other compensation from the Company, and you will not be entitled to participate in any other benefits generally offered to the Company’s full-time executive officers including health insurance benefits, participation in the Company’s Executive Incentive Compensation Plan, and the Company’s Senior Executive Change in Control and Severance Policy.

d.	Change in Control.

If your employment with the Company is terminated by the Company without “Cause” (excluding by reason of your death or “Disability”) or by you as a result of a “Constructive Termination”, in either case, within the “Change in Control Period”, 100% of your then-unvested Company equity awards that you receive during the course of your employment with the Company will fully vest and become exercisable, subject to and effective upon you signing and not revoking a release of claims in a form provided by the Company within 60 days following your termination date. For the avoidance of doubt, your Company equity awards that are outstanding prior to the date of this letter will be subject to vesting acceleration in accordance with their existing terms.

If, in connection with a “Change in Control,” you have or could receive payments or benefits (the “Payments”) that would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be subject to terms and conditions that are at least as favorable as those terms and conditions applicable to the Company’s other senior executive officers in connection with such Change in Control. Capitalized terms used in this Section 3(d) will have the meaning ascribed to them in the Company’s Senior Executive Change in Control and Severance Policy as in effect as of the date hereof, unless otherwise specifically defined in this Agreement.

4.	OUTSIDE INTERESTS

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. If you become aware of any potential conflicts of interest, you shall immediately disclose such conflicts to the Company’s CEO and General Counsel. In addition, as the Executive Chairman you acknowledge that you will be subject to the Company’s more restrictive conflict of interest restrictions under the Company’s Code of Business Conduct which will prohibit you from performing services as a director, advisor, employee, agent or contractor for a customer, a supplier or any other entity that has a business relationship with the Company or is a competitor, or may be deemed a competitor, without approval from the Company.

Graham Cooper

January 25, 2022

5.	CONFIDENTIALITY

As a condition of your employment, you will be required to abide by the Company’s policies and procedures and execute and abide by the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Confidentiality Agreement”). In your work for the Company, you will be expected to not make any unauthorized use of, or disclose, the confidential information or materials, including trade secrets, of any former employer or other third party to whom you owe an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which information is common knowledge in the industry or otherwise legally available in the public domain, or which is otherwise provided or developed by the Company. By signing below, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed or other relationship that you have, in each case, that may restrict your activities on behalf of the Company in any manner as set forth in this Agreement.

6.	OTHER PROVISIONS

This Agreement, together with your Confidentiality Agreement and any plans or agreements governing any outstanding stock options granted or to be granted to you by the Company under its equity plans and the applicable stock option agreement thereunder, form the complete and exclusive statement of your agreement with the Company concerning this offer, and supersede any other representations or promises made to you by any party, whether oral or written. The terms of the Agreement cannot be changed other than by a written agreement signed by you and a duly authorized officer of the Company. This Agreement is to be governed by the laws of the state of California without reference to its conflicts of law principles. In case any provision contained in this Agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this Agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this Agreement, no waiver of any right hereunder will be effective unless it is in writing.

This Agreement may be executed in more than one counterpart, and signatures transmitted electronically will be deemed equivalent to originals.

[Signature Page follows]

Graham Cooper

January 25, 2022

Please signify your acceptance of the terms of this Agreement by signing and returning to me the enclosed duplicate copy of this Agreement.

Yours sincerely,

Applied Molecular Transport Inc.

/s/ Tahir Mahmood
Tahir Mahmood, CEO

ACCEPTANCE:

/s/ Graham Cooper
Graham Cooper

Date: 1/27/2022